Exhibit 4.82

Shaowu Power Supply Bureau
Grid Connection and Dispatching Agreement

Party A: Fujian Province Shaowu Power Supply Bureau

Party B: Shaowu City Jintang Hydroelectric Co., Ltd.

15 October 2004

Grid Connection and Dispatching Agreement

This Grid Connection and Dispatching Agreement (hereinafter referred to as “Agreement”) is entered into by and between:

(1)

Shaowu Power Supply Bureau (“Party A”), a corporate legal person or other economic organization and its successor which engages in the grid management and dispatch and legally exists, whose domicile or place of business is at No. 75 Xichun Road, Shaowu City;

(2)

Shaowu City Jintang Hydroelectric Co., Ltd. (“Party B”), a corporate legal person or other economic organization and its successor which engages in the production and sale of the electricity and legally exists, whose domicile or place of business is at Fangshang Village, Wujiatang Town, Shaowu City;

Whereas:

(1)	Party B owns a power station with an installed capacity of 11,600KW in Fangshang Village, Wujiatang Town, Shaowu City, which is known as Jintang Power Station (“Station”);

(2)	Party B has requested to connect its Station for operation with the grids owned or controlled by Party A (“Grid”);

(3)	Party A has agreed to have the Station connected with its Grid pursuant to the provisions of this Agreement.

In order to ensure the safe, good and economical operation of the Grid, and keep both parties of this Agreement act properly during the process of the Grid connection and dispatch, in accordance with the laws and regulations of PRC, the practice and standards of the electricity industry, and relevant rules by the state electricity regulator, and based on the principles of equality, voluntariness and good faith, Party A and Party B have, after consultations, made agreement as follows:

1	Dispatching management and division of jurisdiction

1.1

Party A and Party B shall observe the Electricity Law, Regulations on Grid Dispatching Management and associated detailed rules for implementation of such regulations, as well as the relevant technical standards, guidance, regulation, rule and measures for the avoidance of accidents in the electricity industry; Party B shall also observe the Regulations on the Electricity System Dispatch in the Power Supplied Area of Shaowu, Fujian; the operational regulation of Party B shall not contravene the above technical standards, guidance, regulation, rule and measures for the avoidance of accidents. Party A shall, under the condition of ensuring the safe, good and economical operation of the Grid, conduct unified dispatch on Party B based on the principles of equality, fairness and openness. And Party B must obey the unified dispatch of the Grid, implement the relevant regulations or rules of the Grid dispatching management, and observe strictly the disciplines of dispatch.

1.2	The equipments of Party B to be directly dispatched by Shaowu Dispatch (“Shao Dispatch”) shall be:

1.2.1 #1 and #2 generators of Jintang Station;

1.2.2 the step-up transformer and the switches on its both sides of Jintang Station;

1.3	The equipments subject to Shao Dispatch shall be managed in accordance with Regulations on the Electricity System Dispatch in the Power Supplied Area of Shaowu, Fujian.

1.4	(none)

1.5	The on-duty personnel of the Station of Party B must obey the unified dispatch of Shao Dispatch, in order to ensure the safe, good and economical operation of the Grid.

1.6

The on-duty personnel of the Station of Party B cannot take up the appointment until they complete the pre-job training by Party A (or the relevant authority) and obtain the relevant certificate, and a certified name list of the on-duty personnel shall be submitted to Shao Dispatch. Party B and Shao Dispatch shall timely submit to each other a certified copy of the name list of on-duty personnel.

1.7	The on-duty personnel of Party B shall not change at its own discretion the status of the equipments managed and permitted by Shao Dispatch.

1.8	Accident handling

If there is any abnormal situation or accident occurring on Party B such as trip accident of equipment, unit deration and voltage drop of the system which falls into the jurisdiction of Shao Dispatch, Party B must find out the reasons of the abnormal situation or trip accident of the equipment, report to Shao Dispatch the actual situation and follow the instructions of Shao Dispatch pursuant to the regulations of dispatch. Party B shall be responsible for all the consequences resulted from the failure to report timely or changing the status of the equipment without the consent of Shao Dispatch. Party B shall report to Shao Dispatch including but not limited to the following:

	(1)	the switch has tripped;

	(2)	the time of the trip;

	(3)	the voltage drop has occurred in the system;

	(4)	the unit shutdown has occurred.

2	The relay protection and the operative mode management

2.1

Party B must have the over voltage, under voltage, high circle and low circle protection etc. When the deviation value between the system voltage and the rated voltage is more than 15% of the rated voltage, the unit could be split from the system;

2.2

The repair of the equipment subject to the management of Shao Dispatch shall be reported by Party B to be incorporated into the dispatching plan of Party A, and Shao Dispatch shall collaborate and work in coordination in such repair;

2.3

The on-duty personnel of Party B shall be responsible for various operation statistics, and according to the demand of Party A for the dispatching operation statistics, submit timely the daily statistics data and the monthly operating report;

2.4

Party B shall be responsible for making the load forecast and generate the electricity in accordance with the forecasted load curve. And the load forecast shall be assessed in accordance with the Shao Gong Diao [2000] No.147 document;

2.5	The power factor of the Grid of Party B must conform to the relevant standards of the electricity industry. And Party B shall work in coordination with Party A to amend the power factor;

2.6	Party B shall timely provide Shao Dispatch with the amended system main wiring diagram, circuit value, main transformer parameters and unit parameters etc. .

3	The dispatching management of communication and dispatch automation

3.1

In order to ensure the safe dispatch of the Grid, Party B and Shao Dispatch shall have at least two independent contact phones specifically used for communication of dispatch, and procure the phone calls to be picked up at all times;

3.2	Shao Dispatch will put the tele-mechanical and carrier communication equipments of Qianling Power Plant under centralised management.

4	Default

4.1	Where Party B incurs any damage due to the carelessness, negligence and unreasonable dispatch etc. of Party A, Party B shall be entitled to claim compensation from Party A;

4.2

Party B shall be liable for all consequences such as the over voltage or under voltage of the Grid resulted from the failure of using the over voltage or under voltage protection in the Grid of Party B in accordance with the regulations or the malfunction of the devices;

4.3	If Party B makes Grid connection unilaterally, Party A may order it to shut down and split;

4.4

Where Party B fails to implement the dispatching instructions or delays to implement the instructions without justified reasons and results in damages to the Grid, Party B shall be liable for such damages.

4.5

When the generator units of Party B are required to be shut down and split due to the repair, change of operative mode, and accident handling etc., if there is no personnel of Party B on duty, Party A may have the Grid of Party B split. And Party B shall be liable for the consequences such as over speed and over voltage of the generator units etc.;

4.6

Where Party B violates the dispatching disciplines to change the status of the equipments without permission and result in the accident of the Grid or other unsafe factors, Party B shall be liable for the consequences and shall be assessed in accordance with the relevant regulations;

4.7	Where Party A has to change the operative mode of the Grid for the need of operation of the Grid due to the communication breakdown, Party A shall not be liable for the loss that Party B incurs.

5	Collaboration relationship

5.1

The dispatcher of Shao Dispatch shall be on-site to understand the features of the equipments and the generation of the hydroelectric station, and take such features into consideration in carrying out daily dispatch, especially handling the accident;

5.2

In the projects of relay electricity protection, automatic safety device, communication and tele-mechanical technical innovation proposed by Party A for the need of the safe and stable operation of the Grid, in principle, Party B shall bear the fees of the equipments settled at the place of Party B and the associated equipments of Party A;

5.3

Party B will sign the relevant economic agreement regarding the grid connection pursuant to the power sale contract and outgoing path following the consultations with the relevant authority, and then deliver a copy to Party A for filing.

6	Miscellaneous

6.1

Where the situation of the Grid changes and in order to ensure the safe operation of the Grid, Party A demands to install additional relevant equipments into the Grid of Party B, Party B shall install such equipments as required.

6.2

Within the term of this Agreement, where the national laws and regulations are amended or the policy of the state and/or Fujian Province changes (including but not limited to implementation of the policy of “competitive bidding in the generation-side electricity market”), both parties shall negotiate and amend the relevant clauses of this Agreement in accordance with the new policy or regulation. However, where the change of the policy of the state and/or Fujian Province (including but not limited to implementation of the policy of “competitive bidding in the generation-side electricity market”) is mandatory, both parties shall implement unconditionally.

6.3

Unless set out otherwise in this Agreement, all the reports or documents required or authorized by this Agreement shall be in writing. Upon delivery to the other party by registered mail, express delivery or by hand with signature for acceptance, or delivered and received in legible form by way of fax, the document delivered with the notice under this Clause 6 shall be effective. The recorder phone tape, if necessary, may be deemed as the notice in non-writing form (if legible) and to be delivered to the other party.

6.4	The execution, effectiveness, construction and performance of this Agreement shall be governed by the PRC laws.

6.5

During the implementation of this Agreement, where any improper or uncovered matters are found, either party may raise such issue in writing, which can be settled by both parties through consultation with the signature of both parties for confirmation. Otherwise, in any event, any amendment or waiver in respect of this Agreement shall be invalid.

6.6	This Agreement shall be binding on both parties. Where either party transfers all or part of its rights to the third party, this Agreement can only be effective upon being resigned by both parties.

6.7	This Agreement constitutes the entire agreement by both parties about its subject matter and supersedes all previous discussions, negotiations, contracts and agreements on that subject matter.

6.8

Any provision of this Agreement which contravenes the PRC laws shall be deemed as invalid, and the effectiveness of remaining provisions contained in this Agreement which do not contravene the PRC laws will not be affected in any way.

6.9	Where any clause of this Agreement contravenes the relevant regulations of the superior authority, such regulations of the superior authority shall prevail.

6.10	This Agreement shall be effective until both parties resign the dispatching agreement.

6.11	This Agreement will be executed in two originals, which each party holds one copy, and in two duplicates, which each party holds one copy.

6.12	This Agreement shall be effective upon the date of signature and seal of both parties.

Party A: Fujian Province Shaowu Power Supply Bureau	Party B: Shaowu City Jintang Hydroelectric Co., Ltd.

(Common Seal)	(Common Seal)

Person in Charge: (Signature and Seal)	Person in Charge: (Signature and Seal)

Date of Execution: 15 October 2004

35KV
35KV
6.3KV
0.4KV I
0.4KV II
1#
2#

Jintang Power Station		Electrical Diagram	
Checking		Electrical Main Wiring Diagram	
Proofread			
Design		Proportion	Date October 2004
Drawing		Illustration	Diagram No. 0UJG